UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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ARCONIC CORPORATION
(Name of Registrant as Specified In Its Charter)

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2023

ARCONIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39162	84-2745636
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 400 Pittsburgh, Pennsylvania	15212-5872
(Address of Principal Executive Offices)	(Zip Code)

412-992-2500
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ARNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously announced, on May 4, 2023, Arconic Corporation (the “Company” or “Arconic”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Arsenal AIC Parent LLC, a Delaware limited liability company (“Parent”), and Arsenal AIC MergeCo Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).  Parent and Merger Sub are affiliates of funds managed by affiliates of Apollo Global Management, Inc. (“Apollo”), and the transaction includes a minority investment from Irenic Capital Management LP (“Irenic”).

Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

In connection with the Merger, on June 16, 2023, the Company filed a definitive proxy statement (the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”).

Litigation Related to the Merger

In connection with the Merger, complaints have been filed in federal court as individual actions. The complaints are captioned O’Dell v. Arconic Corporation, et al., 1:23-cv-04971 (S.D.N.Y. June 13, 2023); Wang v. Arconic Corporation, et al., 1:23-cv-05091 (S.D.N.Y. June 16, 2023); Bushansky v. Arconic Corporation, et al., 1:23-cv-05167 (S.D.N.Y. June 19, 2023); Williams v. Arconic Corporation, et al., 1:23-cv-05235 (S.D.N.Y. June 21, 2023); Rosenfeld v. Arconic Corporation, et al., 1:23-cv-05313 (S.D.N.Y. June 22, 2023); Laskaris v. Arconic Corporation, et al., 1:23-cv-05461 (S.D.N.Y. June 27, 2023); and Lawrence v. Arconic Corporation, et al., 1:23-cv-00720-UNA (D. Del. July 3, 2023) (the “Federal Complaints”). In addition, one complaint has been filed in Pennsylvania state court in connection with the Merger, captioned Garfield v. Austen, et al., No. GD23-00772 (Pa. Ct. Com. Pl., Allegheny Cty. Civ. Div., June 23, 2023) (the “State Complaint” and, together with the Federal Complaints, the “Complaints”).

The Federal Complaints generally allege that the Definitive Proxy Statement or the preliminary proxy statement filed by the Company with the SEC on June 2, 2023 in connection with the Merger (the “Preliminary Proxy Statement”) misrepresents and/or omits certain purportedly material information. The Federal Complaints assert violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-9 promulgated thereunder against the Company and the members of its Board of Directors. The State Complaint generally alleges, in connection with the Preliminary Proxy Statement and/or the Definitive Proxy Statement, violation of the Pennsylvania Securities Act of 1972, 70 P.S. § 1-401, et seq., as well as negligent misrepresentation and concealment under Pennsylvania common law, against the Company, the members of its Board of Directors, and Apollo.  The Complaints seek, among other things: (a) an injunction enjoining the consummation of the Merger; (b) rescission or rescissory damages in the event the Merger is consummated; (c) direction that defendants account for all damages suffered as a result of any misconduct; (d) direction that defendants file a proxy statement that does not contain alleged misstatements and/or omissions; (e) a declaration that defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder; (f) a declaration that defendants violated 70 P.S. § 1-401 and/or Pennsylvania common law; (g) an award of punitive damages, as allowed by law; (h) costs of the action, including reasonable plaintiffs’ attorneys’ fees and experts’ fees and expenses; and (i) other relief the court may deem just and proper.

In addition to the Complaints, certain purported shareholders of the Company have sent demand letters (the “Demands,” and together with the Complaints, the “Matters”) alleging similar deficiencies and/or omissions regarding the disclosures made in the Preliminary Proxy Statement or the Definitive Proxy Statement. The Company cannot predict the outcome of the Matters but believes that they are without merit, and that no further disclosure is required under applicable law. Nonetheless, to avoid the risk of the Matters delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company has determined to make voluntary supplemental disclosures (the “litigation-related supplemental disclosures”) related to the Merger for the purpose of mooting any alleged disclosure issues, as set forth herein.

Supplemental Disclosure

Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable law of any of the supplemental disclosures set forth herein, taken individually or in the aggregate. The litigation-related supplemental disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Page references in the below disclosures are to pages in the Definitive Proxy Statement, and defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. To the extent the following information differs from or conflicts with the information contained in the Definitive Proxy Statement, the information set forth below shall be deemed to supersede the respective information in the Definitive Proxy Statement. For clarity, new text within restated paragraphs and tables from the Definitive Proxy Statement is bold and underlined, while deleted text is bold and stricken-through.

The section of the Definitive Proxy Statement entitled “Questions and Answers” is hereby supplemented as follows:

The following language is added to the first and second paragraphs on page 19, as follows:

Q:	When do you expect the Merger to be completed?
A:
We currently expect to complete the Merger in the third quarter ~~second half~~ of 2023. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

The section of the Definitive Proxy Statement entitled “The Special Meeting—Anticipated Date of Completion of the Merger” is hereby supplemented as follows:

The following language is added to the paragraph on page 25 under the heading “Anticipated Date of Completion of the Merger,” as follows:

Assuming timely satisfaction of necessary closing conditions, including receipt of the Arconic Shareholder Approval, we currently anticipate that the Merger will be consummated in the third quarter ~~second half~~ of 2023. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

The section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger” is hereby supplemented as follows:

The following language is added to the second paragraph from the bottom of page 30, as follows:

On April 29, 2022, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs and of Arconic’s outside legal counsel, Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), participated. Goldman Sachs was selected by Arconic as a financial advisor based on its reputation, experience and knowledge of the manufacturing industry and experience advising companies in mergers and acquisitions. In connection with its engagement by Arconic, Goldman Sachs provided a relationship disclosure letter to the Board of Directors, dated April 29, 2022, providing certain information regarding its relationships with Apollo, which relationship disclosure letter was subsequently updated for the Board of Directors from time to time, including by letter dated December 21, 2022, as well as by letter dated April 27, 2023 to also provide information regarding Goldman Sachs’ relationships with Irenic. The Board of Directors discussed Arconic’s recent interactions with Apollo, including the April 6, 2022 meeting and the April 2022 Apollo Proposal. A representative of Wachtell Lipton reviewed the Board of Directors’ fiduciary duties under Delaware law in the context of the consideration of a proposal to acquire Arconic. A representative of Goldman Sachs reviewed the terms of the April 2022 Apollo Proposal with the Board of Directors, including Apollo’s proposed financing structure and request for an exclusive negotiating period and proposed go-shop provision, as well as preliminary financial analyses performed by Goldman Sachs using the April 2022 Projections (as defined in the section of this proxy statement titled “—Certain Financial Projections”) provided by Arconic management. Following discussion, and after taking into consideration the information provided by and discussed with Arconic management and advisors, the Board of Directors concluded that the April 2022 Apollo Proposal undervalued Arconic and was not in the best interests of the Company and its stockholders, and determined that Arconic should not engage in further discussions with respect to the April 2022 Apollo Proposal. Mr. Myers conveyed that message to a representative of Apollo on April 29, 2022, as well as by written letter on May 3, 2022.

The following language is added to the last full paragraph on the bottom of page 31, as follows:

In early November 2022, Jeffrey Stafeil, a member of the Board of Directors, disclosed to Arconic management and the other members of the Board of Directors that he had been appointed as the Chief Financial Officer of a company that was subject to a pending acquisition by Apollo, which appointment would be effective December 1, 2022, subject to the completion of Apollo’s acquisition of such company. As a result, at the meetings of the Board of Directors that followed, the Board of Directors regularly provided directors the opportunity to discuss the negotiations and interactions with Apollo without Mr. Stafeil present. Mr. Stafeil recused himself from portions of meetings of the Board of Directors on December 13, 2022, December 21, 2022, January 19, 2023, February 28, 2023, March 2, 2023, April 11, 2023, April 21, 2023, April 27, 2023, and May 2, 2023.

The following language is added to the second paragraph from the bottom of page 32, as follows:

On December 13, 2022, Arconic held a special meeting of its Board of Directors virtually, during which members of Arconic management and representatives of Goldman Sachs, Evercore and Wachtell Lipton participated. Evercore was selected by Arconic as an additional financial advisor based on its reputation, experience and knowledge of the manufacturing industry and experience advising companies in mergers and acquisitions. In connection with its engagement by Arconic, Evercore provided a relationship disclosure letter to the Board of Directors, dated December 20, 2022, providing certain information regarding its relationships with Apollo, which relationship disclosure letter was subsequently updated for the Board of Directors from time to time, including by letter dated March 29, 2023, as well as by letter dated April 26, 2023 to also provide information regarding Evercore’s relationships with Irenic. At the December 13, 2022 meeting, the Board of Directors discussed the December 12 Apollo Proposal, including Apollo’s proposed financing structure and request for exclusivity, and compared the December 12 Apollo Proposal to the April 2022 Apollo Proposal. The Board of Directors directed Evercore and Goldman Sachs to perform preliminary financial analyses and determined to meet again to consider the December 12 Apollo Proposal in light of those preliminary financial analyses.

The following language is added to the second full paragraph from the bottom of page 39, as follows:

On April 24, 2023, a representative of Apollo shared with Mr. Myers a list of key issues in the transaction documents. The primary issues related to efforts to obtain regulatory approvals, additional operating covenants, inclusion of a proposed transition committee and provisions regarding capital expenditures prior to closing, and certain compensation and benefits items, including relating to a cash-based retention pool to ensure the retention of key Arconic employees between the announcement and the closing of a transaction. Apollo agreed to certain provisions that had been requested by Arconic, including a three-week period during which Arconic would be allowed to leave the electronic data room open to any parties that had submitted an offer for Arconic as of signing, such as Private Equity Firm D. No offers for Arconic were submitted by any such party during the three-week period or thereafter.

The section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC” is hereby supplemented as follows:

The following language is added to the first paragraph under the heading “Illustrative Discounted Cash Flow Analysis” on page 48, as follows:

Illustrative Discounted Cash Flow Analysis. Using the Projections and the NOL projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Arconic to derive a range of illustrative present values per share of Arconic common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 9.5% to 11.5%, reflecting estimates of Arconic’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2023 (a) estimates of Unlevered Free Cash Flow for Arconic for the second through fourth quarters of fiscal year 2023 and for fiscal years 2024 through 2027 as reflected in the Projections and (b) a range of illustrative terminal values for Arconic, which were calculated by applying terminal year exit EV/EBITDA multiples ranging from 5.75x to 6.75x, to a terminal year estimate of the next twelve month (which we refer to as “NTM”) EBITDA to be generated by Arconic of approximately $1,030 million, as reflected in the Projections (which analysis implied perpetuity growth rates ranging from 1.52% to 4.51%). The range of terminal year exit EV/EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Arconic. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (which we refer to as “CAPM”), which requires certain company-specific inputs, including Arconic’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Arconic, as well as certain financial metrics for the United States financial markets generally.

The following language is added to the second paragraph under the heading “Illustrative Discounted Cash Flow Analysis” on pages 48 and 49, as follows:

Goldman Sachs derived ranges of illustrative enterprise values for Arconic by adding the ranges of present values it derived above and the standalone net present value of the NOL projections, discounted at 5.5%, reflecting Arconic’s estimated after-tax cost of debt, calculated at $0.70 per share. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Arconic the amount of Arconic’s net debt of approximately $2,054 million, including Arconic’s U.S. net pension liabilities and accrued post-retirement benefits liabilities on an after-tax basis and subtracted the net present value of the cash flows from $75 million of ~~certain~~ capital expenditures assumed to occur on a one-time basis in the terminal year, in each case, as provided by and approved for Goldman Sachs’ use by the management of Arconic, to derive a range of illustrative equity values for Arconic. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Arconic common stock as of March 31, 2023 of approximately 103.4 million, as provided by and approved for Goldman Sachs’ use by the management of Arconic, using the treasury stock method, to derive a range of illustrative present values per share ranging from $24.95 to $34.79.

The following language is added to the second paragraph under the heading “Illustrative Present Value of Future Share Price Analysis” on page 49, as follows:

Goldman Sachs then subtracted the amount of Arconic’s net debt of approximately $2,054 million, including Arconic’s U.S. net pension liabilities and accrued post-retirement benefits liabilities on an after-tax basis for each of the fiscal years 2023 and 2024, each as provided by and approved for Goldman Sachs’ use by the management of Arconic, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for Arconic for each of the fiscal years 2023 and 2024. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Arconic common stock for each of fiscal years 2023 and 2024 of approximately 103.4 million, calculated using information provided by and approved for Goldman Sachs’ use by the management of Arconic, to derive a range of implied future values per share of Arconic common stock. Goldman Sachs then discounted these implied future equity values per share of Arconic common stock to March 31, 2023, using an illustrative discount rate of 12.7%, reflecting an estimate of Arconic’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $25.47 to $32.19 per share of Arconic common stock.

The following language is added to the table that appears under the heading “Selected Transactions Analysis” on page 49, as follows:

Selected Transactions
Announcement Date	Acquiror	Target	EV / LTM Adj. EBITDA	Transaction Value ($ millions)
August 2012	Furukawa-Sky Aluminum Corp.	Sumitomo Light Metal Industries Ltd.	10.1x	2,287
October 2014	Constellium N.V.	Wise Metals Groups LLC	10.0x	1,400
July 2017	Norsk Hydro ASA	Sapa AS	7.7x	3,240
July 2018	Novelis Inc.	Aleris Corporation	7.2x	2,580
November 2019	Gränges AB	Aluminium Konin	6.9x	240
December 2019	GFG Alliance Ltd. (Liberty House Group)	Aleris Corporation’s Duffel facility	7.3x	344
November 2020	Kaiser Aluminum Corporation	Alcoa Corporation’s Warrick Rolling Mill business	7.3x	670

The following language is added to the third paragraph under the heading “Selected Transactions Analysis” on pages 49 and 50, as follows:

Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV / LTM adjusted EBITDA multiples of 6.9x to 10.1x to Arconic’s LTM adjusted EBITDA as of March 31, 2023, as provided by and approved for Goldman Sachs’ use by the management of Arconic, to derive a range of implied enterprise values for Arconic. Goldman Sachs then subtracted the net debt of Arconic of approximately $2,054 million, including Arconic’s U.S. net pension liabilities and accrued post-retirement benefits liabilities on an after-tax basis, as of March 31, 2023, as provided by and approved for Goldman Sachs’ use by the management of Arconic, and divided the result by the number of fully diluted outstanding shares of Arconic common stock as of March 31, 2023 of approximately 103.4 million, as provided by and approved for Goldman Sachs’ use by the management of Arconic, to derive a reference range of implied values per share of Arconic common stock of $20.51 to $39.23.

The section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Evercore Group L.L.C.” is hereby supplemented as follows:

The following language is added to the first paragraph under the heading “Illustrative Discounted Cash Flow Analysis” on pages 53 and 54, as follows:

Evercore performed an illustrative discounted cash flow analysis of Arconic to calculate the estimated present value of the standalone Unlevered Free Cash Flow (without giving effect to any reduction in tax payments due to NOL) that Arconic was forecasted to generate during the second through fourth quarters of Arconic’s fiscal year 2023 and during Arconic’s fiscal years 2024 through 2027 based on the Projections. Evercore calculated an implied enterprise value by discounting back to present value as of March 31, 2023 each of the cash flows and terminal values calculated separately under the exit multiple method and the perpetuity growth rate method. For each analysis, Evercore (a) utilized discount rates ranging from 9.5% to 11.0%, which were based on an estimate of Arconic’s weighted average cost of capital, based on Evercore’s professional judgment and experience, and the mid-year cash flow discounting convention; (b) in calculating implied enterprise values, included the present value of tax savings from Arconic’s estimated usage of NOL of $71 million based on the Projections; and (c) utilized the respective range of implied enterprise values, Arconic’s estimated net debt (calculated as total debt less cash and cash equivalents) as of March 31, 2023 of approximately $1,453 million, and Arconic’s estimated U.S. pension and other post-employment benefits, underfunded liabilities tax-effected at 31.1%, as of March 31, 2023, and the number of fully diluted shares of Arconic common stock using the treasury stock method of approximately 103.4 million, in each case as provided by Arconic’s management, to calculate the indicated range of implied equity values per share of Arconic common stock.

The following language is added to the second paragraph under the heading “Illustrative Discounted Cash Flow Analysis” on page 54, as follows:

Utilizing the exit multiple method, Evercore calculated terminal values for Arconic by applying terminal multiples of 6.0x to 7.0x, which range was selected based on Evercore’s professional judgment and experience, to Arconic’s net margin, plus add-backs for depreciation and amortization, stock-based compensation, metal price lag and certain other special items, which Evercore refers to as “Adjusted EBITDA” per Arconic’s definition, in the terminal period of approximately $1,030 million based on the Projections. The illustrative discounted cash flow analysis utilizing the foregoing approach indicated a range of implied equity values per share of Arconic common stock of $28 to $37 (rounded to the nearest dollar), compared to the Merger Consideration of $30.00 per share of Arconic common stock.

The following language is added to the fourth paragraph under the heading “Selected Public Company Trading Analysis” on page 55, as follows:

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied an adjusted enterprise value / Adjusted EBITDA multiple reference range of (a) 6.0x to 8.0x to Arconic’s estimated Adjusted EBITDA in fiscal year 2023 based on the Projections and (b) 5.5x to 7.0x to Arconic’s estimated Adjusted EBITDA in fiscal year 2024 based on the Projections. Based on these ranges of implied adjusted enterprise value, Arconic’s estimated net debt (calculated as total debt less cash and cash equivalents) as of March 31, 2023 of approximately $1,453 million, Arconic’s estimated U.S. pension and other post-employment benefits underfunded liabilities tax-effected at 31.1% as of March 31, 2023, and the number of fully diluted shares of Arconic common stock using the treasury stock method of approximately 103.4 million, in each case as provided by Arconic’s management, this analysis indicated a range of implied equity values per share of Arconic common stock as shown below, compared to the Merger Consideration of $30.00 per share of Arconic common stock.

The following language is added to the first paragraph under the heading “Equity Research Analyst Price Targets” on page 55, as follows:

Evercore reviewed selected public market trading price targets for the shares of Arconic common stock prepared and published by equity research analysts that were publicly available as of February 27, 2023, the last full trading day before the Wall Street Journal reported that Apollo had submitted a bid to acquire Arconic and that Arconic’s advisors had reached out to other potential acquirors. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Arconic common stock at the time the price target was published. As of February 27, 2023, the range of selected equity research analyst price targets per share of Arconic common stock was $21.00 to $26.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Arconic common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Arconic and future general industry and market conditions. Evercore reviewed the following price targets for the following equity research analysts:

Broker	Price Target
The Benchmark Company	$26.00
Deutsche Bank Research	$21.00
Goldman Sachs Research	$21.00
Wolfe Research	$25.00

The following language is added to the second paragraph under the heading “Illustrative Present Value of Future Share Price” on page 56, as follows:

In calculating the implied present value of the future price per share of Arconic common stock, Evercore first calculated a range of implied future adjusted enterprise values as of December 31, 2023 by multiplying Arconic’s estimated Adjusted EBITDA in fiscal year 2024 based on the Projections, and separately, a range of future implied adjusted enterprise values as of December 31, 2024, by multiplying Arconic’s estimated Adjusted EBITDA in fiscal year 2025 based on the Projections, by a range of Adjusted Enterprise Value / Next Year Adjusted EBITDA multiples of 6.0x to 8.0x. Evercore then subtracted net debt, U.S. pension and other post-employment benefits underfunded liabilities tax-effected at 31.1%, as of December 31, 2023 of approximately $1,679 million and December 31, 2024 of approximately $1,567 million, respectively, each as provided by Arconic’s management, from the range of implied future adjusted enterprise values to calculate a range of implied future equity values. The range of implied equity values were then divided by the amount of the fully diluted shares of Arconic common stock outstanding, using the treasury stock method of approximately 103.4 million, as provided by Arconic’s management to calculate a range of implied future equity values per share. Evercore then discounted the range of implied future equity values per share back to March 31, 2023 at a discount rate range of 12.0% to 15.0%, which was based on an estimate of Arconic’s cost of equity, based on Evercore’s professional judgment and experience, and end-of-year discounting. This analysis indicated a range of implied equity values per share of Arconic common stock of $25 to $39 (rounded to the nearest dollar), compared to the Merger Consideration of $30.00 per share of Arconic common stock.

The following language is added to the first paragraph under the heading “Selected Transactions Analysis” on page 56, as follows:

Evercore reviewed publicly available information related to selected precedent transactions in the aluminum rolled products industry announced since 2012. Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of adjusted enterprise values to illustrative last twelve month Adjusted EBITDA (which we refer to as “LTM Adjusted EBITDA”) multiples of 7.0x to 10.0x and applied this range of multiples to Arconic’s LTM Adjusted EBITDA as of March 31, 2023, excluding the LTM Adjusted EBITDA contribution of Arconic’s divested Russian assets, based on the financial results for Arconic provided by Arconic’s management. Based on this range of implied adjusted enterprise values, Arconic’s estimated net debt (calculated as total debt less cash and cash equivalents) as of March 31, 2023 of approximately $1,453 million, and Arconic’s estimated U.S. pension and other post-employment benefits underfunded liabilities tax-effected at 31.1% as of March 31, 2023 and the number of fully diluted shares of Arconic common stock using the treasury stock method of approximately 103.4 million, in each case as provided by Arconic’s management, this analysis indicated a range of implied equity values per share of Arconic common stock of $21 to $39 (rounded to the nearest dollar), compared to the Merger Consideration of $30.00 per share of Arconic common stock.

The section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Certain Financial Projections” is hereby supplemented as follows:

The following language is added to the last paragraph on page 58, continuing into the first paragraph on page 59, as follows:

In late 2022, as part of Arconic’s annual business review, Arconic management prepared certain unaudited prospective financial information for Arconic for fiscal years 2023 through 2027. This prospective financial information was reviewed by the Board of Directors at its annual review meeting in October 2022 in the ordinary course of business. In connection with the Board of Directors’ evaluation of the December 12 Apollo Proposal and Goldman Sachs’ and Evercore’s preliminary financial analyses thereof, the prospective financial information was reviewed and updated by Arconic management to reflect Arconic’s actual performance and business outlook since October 2022 (which, as updated, we refer to as the “Scenario A Projections”). As a part of its review, the Board of Directors also discussed and reviewed two additional prospective financial scenarios, without adjusting Revenue from the Scenario A Projections, reflecting potential sensitivities and risks to Adjusted EBITDA and Unlevered Free Cash Flow (each as defined below) for fiscal years 2023 through 2027, including as a result of the announcement of three potential new greenfield aluminum rolling mills by competitors, of which two had broken ground and were under construction, which would result in an increase in the supply of competing products and increased demand and costs for input materials, the potential for the European recession to worsen and last longer as well as create economic weakness in other regions, Arconic's ability to offset future inflation with productivity and the potential limits to Arconic’s financial returns due to increased costs and potential delays in growth capital projects due to macroeconomic conditions (which we refer to as the “Scenario B Projections”) and including as a result of the review and potential sunsetting of certain aluminum trade cases (which we refer to as the “Scenario C Projections”). Following the Board of Directors’ review, the Scenario A Projections (other than Unlevered Free Cash Flow, and with certain immaterial corrections to Revenue figures) were made available to Parent and Merger Sub at Parent’s request in connection with their due diligence review, as described in the section of this proxy statement titled “—Background of the Merger.” Monthly updates to the 2023 fiscal year portion of the Scenario A Projections were also provided to Parent and Merger Sub at Parent’s request in connection with their due diligence review between January and March 2023. Arconic management also had discussions with representatives of Parent and Merger Sub at Parent’s request regarding the potential sensitivities and risks that had been identified in the Scenario B Projections and the Scenario C Projections and discussed between Arconic management and the Board of Directors.

The following language is added to the table that appears on page 62 under the heading “April 2023 Projections,” as follows:

	2023E	2024E	2025E	2026E	2027E
Revenue	$8,012	$8,927	$9,286	$9,526	$10,106
Adjusted EBITDA(1)	$703	$760	$806	$906	$1,005
Depreciation & Amortization	$(211)	$(235)	$(243)	$(250)	$(253)
Restructuring and Other(2)	$(84)	$(41)	$(44)	$(25)	$(26)
Tax(3)	$(28)	$(54)	$(69)	$(110)	$(164)
Capital, Depreciation & Amoritization, Changes in Working Capital, and Other	$(12)	$(237)	$(242)	$(277)	$(244)
Unlevered Free Cash Flow~~(2)~~(4)	$368	$193	$208	$244	$318

(1)
Adjusted EBITDA, a non-GAAP financial measure, refers to net margin plus an add-back for the following items: provision for depreciation and amortization, stock-based compensation, metal price lag, unrealized (gains) losses on mark-to-market hedging instruments and derivatives and other special items.

(2)
Restructuring and Other includes one-time restructuring payments, legal and related insurance matters, environmental remediation, impairment charges, and other special items deemed appropriate by the Company.

(3)	Tax reflects unlevered tax expenses calculated as interest tax shield (31.1% tax rate) added back to projected levered cash tax expenses and includes NOL.

~~(2)~~(4)
Unlevered Free Cash Flow, a non-GAAP financial measure, refers to Adjusted EBITDA plus adjustments for the following items: metal price lag and other special items, tax payments (without giving effect to any reduction in tax payments due to tax-deductible interest expense), environmental and liabilities payments, changes in net working capital, capital expenditures and other expected cash payments or receipts.

The section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Arconic’s Executive Officers and Directors in the Merger” is hereby supplemented as follows:

The following language is added to the paragraph on page 65 under the heading “New Compensation Arrangements,” as follows:

Any executive officers or members of the Board of Directors who become officers, directors or employees or who otherwise are retained to provide services to the Surviving Company may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Parent, any of its affiliates or the Surviving Company. As of the date of this proxy statement, it has not been determined which, if any, executive officers or non-employee members of the Board of Directors may continue as members of the Surviving Company management team or board of directors, and no compensation arrangements between such persons and Parent or the Surviving Corporation have been established or discussed. Additionally, as of the date of this proxy statement, no new individualized compensation arrangements between Arconic’s executive officers and Apollo or Irenic have been established, and no post-closing employment arrangements for members of Arconic’s senior management have been negotiated with Apollo or Irenic.

Pursuant to the Merger Agreement, Arconic has designated six members of management, including Mr. Myers and Mr. Asmussen, and executive officers Daniel G. Fayock (Executive Vice President and Chief Legal Officer) and Melissa M. Miller (Executive Vice President and Chief Human Resources Officer), to serve on a transition committee alongside representatives of Parent for the purpose of discussing, planning and preparing to implement transition and integration matters. Pursuant to the Merger Agreement, the transition committee will have a consultative role and meet at least quarterly between May 4, 2023 and the earlier of the Effective Time and termination of the Merger Agreement, with the first such meeting occurring on June 21, 2023. While Parent is required to, upon request by Arconic, reimburse Arconic for all reasonable and documented out-of-pocket costs incurred by Arconic or any of its subsidiaries in connection with its transition committee obligations, the members of the transition committee receive no additional compensation for their service as transition committee members.

Additional Information About the Proposed Transaction and Where to Find It

This Current Report on Form 8-K relates to the proposed transaction involving the Company.  In connection with the proposed transaction, the Company filed with the SEC a definitive proxy statement on Schedule 14A on June 16, 2023 (the “Proxy Statement”).  The Proxy Statement was first sent to Arconic stockholders on June 16, 2023.  This Current Report on Form 8-K is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC and send to its stockholders in connection with the proposed transaction.  The proposed transaction will be submitted to the Company’s stockholders for their consideration.  BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The Company’s stockholders can obtain a free copy of the Proxy Statement, as well as other filings containing information about the Company, without charge, at the SEC’s website (www.sec.gov).  Copies of the Proxy Statement and the filings with the SEC incorporated by reference therein can also be obtained, without charge, by directing a request to Arconic Corporation, 201 Isabella Street, Suite 400, Pittsburgh, Pennsylvania, 15212-5872, Attention: Investor Relations; telephone (412) 315-2984, or from the Company’s website at www.arconic.com/sec-filings.

Participants in the Solicitation of Proxies

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding the Company’s directors and executive officers is available in the Company’s definitive proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on April 5, 2023, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on February 21, 2023, and in other documents filed by the Company with the SEC.  These documents can be obtained free of charge from the sources indicated above.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available.  Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.  Investors should read the Proxy Statement carefully before making any voting or investment decisions.

Forward-Looking Statements and Information

This Current Report on Form 8-K contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning.  All statements that reflect the Company’s expectations, assumptions, projections, beliefs or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, relating to the condition of, or trends or developments in, the ground transportation, aerospace, building and construction, industrial, packaging and other end markets; the Company’s future financial results, operating performance, working capital, cash flows, liquidity and financial position; cost savings and restructuring programs; the Company’s strategies, outlook, business and financial prospects; share repurchases; costs associated with pension and other post-retirement benefit plans; projected sources of cash flow; potential legal liability; the impact of inflationary price pressures; and the potential impact of public health epidemics or pandemics, including the COVID-19 pandemic.  These statements reflect beliefs and assumptions that are based on the Company’s perception of historical trends, current conditions and expected future developments, as well as other factors the Company believes are appropriate in the circumstances.  Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and changes in circumstances, many of which are beyond the Company’s control.  Such risks and uncertainties include, but are not limited to:  (i) continuing uncertainty regarding the impact of the COVID-19 pandemic on our business and the businesses of our customers and suppliers; (ii) deterioration in global economic and financial market conditions generally; (iii) unfavorable changes in the end markets we serve; (iv) the inability to achieve the level of revenue growth, cash generation, cost savings, benefits of our management of legacy liabilities, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (v) adverse changes in discount rates or investment returns on pension assets; (vi) competition from new product offerings, disruptive technologies, industry consolidation or other developments; (vii) the loss of significant customers or adverse changes in customers’ business or financial condition; (viii) manufacturing difficulties or other issues that impact product performance, quality or safety or timely delivery; (ix) the impact of pricing volatility in raw materials and inflationary pressures on our costs of production, including energy; (x) a significant downturn in the business or financial condition of a key supplier or other supply chain disruptions; (xi) challenges to or infringements on our intellectual property rights; (xii) the inability to successfully implement or to realize the expected benefits of strategic initiatives or projects; (xiii) the inability to identify or successfully respond to changing trends in our end markets; (xiv) the impact of potential cyber attacks and information technology or data security breaches; (xv) geopolitical, economic, and regulatory risks relating to our global operations, including compliance with U.S. and foreign trade and tax laws and other regulations, potential expropriation of properties located outside the U.S., sanctions, tariffs, embargoes, and renegotiation or nullification of existing agreements; (xvi) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation and compliance matters; (xvii) the impact of the ongoing conflict between Russia and Ukraine on economic conditions in general and on our business and operations, including sanctions, tariffs, and increased energy prices; (xviii) the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the proposed transaction; (xix) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into pursuant to the proposed transaction; (xx) the possibility that the Company’s stockholders may not approve the proposed transaction; (xxi) the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; (xxii) risks related to disruption of management time from ongoing business operations due to the proposed transaction; (xxiii) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock; (xxiv) the risk of any unexpected costs or expenses resulting from the proposed transaction; (xxv) the risk of any litigation relating to the proposed transaction; (xxvi) the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and (xxvii) the other risk factors summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and other documents filed by the Company with the SEC.  The above list of factors is not exhaustive or necessarily in order of importance.  Market projections are subject to the risks discussed above and in this Current Report on Form 8-K, and other risks in the market.  The statements in this Current Report on Form 8-K are made as of the date set forth above, even if subsequently made available by the Company on its website or otherwise.  The Company disclaims any intention or obligation to update any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCONIC CORPORATION

Dated: July 14, 2023	By:	/s/ Daniel G. Fayock
	Name:	Daniel G. Fayock
	Title:	Executive Vice President and Chief Legal Officer